Exhibit 99.1

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CORPORATE PARTICIPANTS

Nahla Azmy Alcoa Inc. - VP of IR

Klaus Kleinfeld Alcoa Inc. - Chairman & CEO

William Oplinger Alcoa Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brian Yu Citigroup - Analyst

David Gagliano BMO Capital Markets - Analyst

Paul Massoud Stifel Nicolaus - Analyst

Timna Tanners BofA Merrill Lynch - Analyst

Josh Sullivan Sterne CRT - Analyst

Jorge Beristain Deutsche Bank - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2015 Alcoa earnings conference call. My name is Kelly, and I will be your operator for today. As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Nahla Azmy, Vice President of Investor Relations. Please proceed.

Nahla Azmy - Alcoa Inc. - VP of IR

Thank you, Kelly. Good afternoon, and welcome to Alcoa’s third-quarter 2015 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions. Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliation to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix to today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix. And with that, I’d like to turn the call over to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Thank you, Nahla. So let me characterize the quarter. We have had a very strong value creation focus and we’re managing through the headwinds. On the business side, $5.6 billion in revenues. This is really two factors. This is a 21% decline done on purpose a lot coming from divestitures and closures and some also from headwinds. And partially it gets offset by a 10% increase coming from aero and auto growth acquisitions and alumina sales, and that’s basically what leads to the 11% there. In addition to that, we have shown $698 million of EBITDA, very strong productivity, solid value-add profitability and alumina strength. If you then look under the hood on the value-add businesses, $3.4 billion revenues, $508 million adjusted EBITDA, engineered products and solutions and this record revenue of $1.4 billion. Year- over-year aerospace revenue is up 39%.

On the global rolled products side, and the year-over-year auto sheet revenues up 133%, and then if you go to the other part of the Company in what we call the upstream company, $2.2 billion revenues, $379 million EBITDA, best alumina profitability in the first nine months here since 2007. Productivity gains overall for all of Alcoa of $849 million year to date and really coming from all segments. Free cash flow, cash from operations, $420 million, cash on hand, $1.7 billion. So, let’s take a look also at the transformation. It a little bit more than a week ago when we announced here that we are separating into two companies, into the upstream company and

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the value-add company. The value-add company being a premier provider of high-performance multi-material products in growth markets, and the upstream one having an attractive portfolio in bauxite, alumina, energy, aluminum, and casting.

Also in this quarter, we completed the RTI acquisition growing our titanium offerings and advanced manufacturing technologies. We also signed two significant multi- year aero contracts. $1.1 billion with Lockheed, 100% of titanium milled products going into the Joint Strike Fighter and $1 billion contract with Airbus supplying multi-material superalloy fastening systems. And we also advanced the commercialization of the Micromill, I call it revolutionary materials process, as well as business system, and we reached an agreement with Ford, a joint development agreement with Ford and also Ford is, as we speak, building it into the F-150. And we also filed a letter of intent with Danieli to license the Micromill technology worldwide. So a lot going on, and with this, I hand it over, Bill, to you.

William Oplinger - Alcoa Inc. - EVP & CFO

Thanks, Klaus. Let’s review the income statement. Third-quarter 2015 revenue totaled $5.6 billion, down approximately 11% year over year. Organic growth in aerospace, automotive and alumina, as well as acquisitions, added 10% to the top line, but were more than offset by market headwinds from pricing, currency, and the impact of the divested closed businesses. Cost of goods sold percentage increased by 270 basis points sequentially, driven by lower revenue and somewhat offset by a stronger US dollar and productivity gains. Overhead spending increased sequentially as a result of acquisition costs associated with the purchase of RTI and costs related to separation of the upstream and value-add companies. The third-quarter effective tax rate of 49% was higher than our expected operational tax rate due to net unfavorable discrete tax and special items in the quarter. Excluding these impacts, our operational rate was 31%, which is consistent with our expected operational rate for the year. Overall, net income for the quarter was a $44 million, or $0.02 a share. Excluding special items, net income was $109 million, or $0.07 a share.

Let’s take a closer look at the special items. In the quarter, we recorded an after-tax charge of $65 million, or $0.05 per share primarily related to restructuring and acquisitions. The announced curtailment of the remaining capacity at the Suriname refinery resulted in a $33 million after-tax charge. Other restructuring across the businesses included restructuring related to capturing synergies in the acquisitions, headcount reduction programs, and a favorable adjustment as a result of a land sale in Australia. Roughly half of the restructuring related charges are non-cash. Other special items include a gain of $25 million on asset sales related to the disposition of land in Texas and our remaining stake in a Chinese rolling mill. We also had RTI acquisition costs of $10 million and incurred $12 million of expense due to the announced separation of the upstream and value-add businesses. Discrete and special tax items totaled $15 million. Let me take a moment to point out that we’ve provided a new reconciliation in the appendix which provides corporate and other expenses before the impact of these special items.

Now let’s look at our performance versus a year ago. Third-quarter adjusted earnings of $109 million were down $261 million from the prior-year quarter as declining metal prices weighed heavily on our results and more than offset strong productivity gains in every business. From a market perspective, the substantial decline in LME drove $219 million of impact that was partially offset by the favorable effect of the stronger US dollar. Volume growth of $19 million was driven primarily by strong automotive demand, as well as organic and inorganic growth in aerospace. Unfavorable regional premiums of $138 million drove the vast majority of the price mix decline. We delivered after-tax productivity gains of $186 million that more than covered $102 million in cost increases. Total energy headwinds of $72 million were driven by lower price energy sales in Brazil and higher power costs in Spain, partially offset by lower energy costs in refining. Cost increases for the quarter were due to higher costs for maintenance, labor and benefits, and growth projects such as the Micromill and the LaPorte expansion.

Let’s move on to the segment results. As I begin to describe our segment results, let me remind you that this is the first quarter we will report based on our newly realigned downstream segments EPS and TCS. The new engineered products and solutions is comprised of Alcoa Titanium and Engineered Products, Alcoa Fastening Systems and Rings, Alcoa Forgings and Extrusions, and Alcoa Power and Propulsion. The new EPS will continue to house our Firth Rixson, TITAL, and RTI acquisitions within a more streamlined aerospace portfolio. We posted record EPS segment revenue for the third quarter, driven mainly by acquisitions as well as share gains in aerospace, although currency was a headwind. ATOI was $151 million for the quarter, down slightly from the prior year as we absorbed $16 million of after- tax expenses attributable to purchase accounting adjustments and other costs in connections to our acquisition of RTI.

On an operational basis, Firth Rixson and RTI made solid contributions to the business this quarter, but we were impacted by unfavorable price and mix in our base business. After-tax productivity gains of $53 million outpaced cost increases which included $13 million on growth projects such as the LaPorte expansion. As we look to the fourth quarter, we expect aerospace to remain strong with continued share gains driven by innovation in manufacturing productivity improvements. These gains will be offset somewhat by continued softness in the European IGT market combined with the typical seasonal slowdown we experience in the fourth quarter. Overall, we anticipate ATOI to increase by 2% to 5% versus the fourth quarter of 2014, including the impact of RTI purchase accounting and unfavorable currency.

Now, let’s move to TCS. Our recently formed transportation and construction solutions segment includes Alcoa Wheels and Transportation Products and Alcoa Building and Construction Systems, both formerly part of EPS, along with our Latin American extrusion business, which previously was included in corporate. This new structure will drive Alcoa’s expansion in emerging markets, an area where we see significant opportunity. Third-quarter revenue was $475 million, a year-over-year decline of 9%, and ATOI totaled $44 million, a decline of 12%. These declines are mainly due to the unfavorable currency impact of a strong dollar. Excluding currency, revenue is up 1% and ATOI is down 2%.

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Operationally, we saw improved year-over-year performance, largely driven by improved North American heavy duty truck build rates, a gradual heavy truck market recovery in Europe, and the recovery in North America’s nonresidential construction market. These improvements were offset by weakness in European and Brazilian construction markets. TCS delivered EBITDA margin of 15.2% in the third quarter despite cost increases and negative currency impacts. As we look to the fourth quarter, we expect TCS ATOI to be driven by continued recovery in North American nonresidential construction market, offset partially by weakness in Europe, gradual improvement in Europe’s heavy duty truck market, although North American build rates may decline slightly and continued productivity gains. In total, ATOI for the segment is expected to increase 15% to 20% year over year, including an unfavorable currency pressures of $5 million.

Let’s move to GRP. GRP third-quarter revenue was down 21% versus last year, but that was largely driven by the divestiture or closing of six rolling mills, lower metal prices, and the stronger US dollar. These headwinds were offset partially by growth in automotive sheet shipments resulting from the Davenport expansion. Also impacting earnings were unfavorable currency, specifically in Russia, and continued pricing pressure in the packaging business. Solid productivity gains during the quarter fully offset cost increases, as well as investment in growth projects such as the Micromill and the Tennessee automotive expansion. GRP realized year-on-year EBITDA per metric ton improvement, demonstrating the success of the GRP transformation. As we look to the fourth quarter, we expect GRP performance to reflect the following factors: strong automotive sheet shipments, continued pricing pressure in the packaging business, and costs related to the ramp-up of the Tennessee expansion and Texarkana casthouse. Overall, ATOI for the segment is expected to be flat year over year, assuming current exchange rates.

Moving to alumina. The alumina segment continues to generate strong earnings, posting the best year-to-date profits since 2007. This result is even more significant given a 4% reduction in realized price sequentially. Third-quarter ATOI of $212 million was down slightly sequentially. Despite the market prices’ decline, the segment benefited from higher shipments, favorable currency, more sales converted to API pricing, and strong net productivity. Looking forward to the fourth quarter, we expect that 75% of third-party shipments are on API or spot pricing for 2015 overall. API pricing follows a 30-day lag. LME pricing will follow the typical 60-day lag. We expect a production decline of 120,000 tons compared to the third quarter due to the curtailment of the Suriname refinery, and overall, we expect ATOI to be up $10 million versus the third quarter excluding pricing and currency.

Turning to primary metals. The primary metals segment was heavily impacted by the steep fall in realized prices. The third-quarter ATOI loss of $59 million is down $126 million sequentially, driven by the decline in metal prices combined with unfavorable power costs in Spain and the US. Favorable currency, lower input costs and strong performance at our operating locations help to offset the lower pricing. In a few minutes, Klaus will provide a review of a margin improvement plan that we’ve launched in the primary metals group. Looking forward to the fourth-quarter outlook, we expect the following. Pricing will continue to follow a 15-day lag to the LME, production level should be similar to the third quarter, lower energy costs and favorable energy sales are compared to the third quarter of 2015, and overall ATOI up $15 million versus the third quarter, excluding the impact of pricing and currency.

Moving to days working capital. We continue to focus on driving down days working capital to improve cash generation. Excluding acquisitions, we improved days working capital by one day versus the same period last year. Including acquisitions, DWC increased eight days. This area continues to be a major focus for our integration teams as we work to reduce the working capital for our acquisitions.

Moving on to the cash flow statement and liquidity. Third-quarter cash from operations was $420 million, helping drive free cash flow of $152 million. We achieved this positive result despite the declining LME and regional premiums, demonstrating our capability to generate cash in a volatile commodity market. Pension contributions in the quarter were $72 million higher than expense. Year-to-date contributions of $363 million included $194 million in the quarter and represent 75% of our anticipated full-year total. Third-quarter capital expenditures of $268 million included $115 million for return-seeking capital projects such as the Tennessee automotive expansion and LaPorte and Davenport aerospace projects, and $153 million for sustaining projects.

Turning to the balance sheet, we continue to maintain a strong balance sheet. We have very strong liquidity and ended the quarter with $1.7 billion in cash on hand and debt of $9.3 billion, resulting in net debt of $7.5 billion. The $488 million increase in debt is associated with the acquisition of RTI in the quarter. Debt to EBITDA was 2.4 times on a trailing 12 month basis, which is well within our target range of 2.25 to 2.75.

And now I’ll move to a review of our 2015 targets. Starting off with our productivity target, as Klaus alluded to, year to date we have achieved $849 million, or 94% of our full-year target. Return-seeking capital through the first nine months was $408 million and sustaining capital was $389 million, both below the run rates for the annual targets. Year-to-date sustaining capital expenditures is split roughly 50% between the value-add and upstream businesses, while return-seeking capital is approximately 80% attributable to the value-add business. We are within our target leverage metric. Finally, while the current commodity environment has made this target significantly more challenging, we are maintaining our free cash flow target of $500 million.

Now let’s turn to the market fundamentals that influence our upstream businesses. Starting with demand. We continue to expect very strong global demand growth for aluminum of 6.5% in 2015, or 57.4 million metric tons. Demand is on track to double between 2010 and 2020. Demand from China continues to be strong at 9.3%. North America maintains momentum on strong automotive growth and extrusion demand.

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Moving on to the market balances. We are tightening our aluminum outlook to a global surplus of 551,000 metric tons. This is roughly 210,000 metric tons lower than our second quarter forecast, primarily due to the effect of the executed Chinese curtailments and the slower launch of greenfield smelter projects in China. We now expect a surplus in China of 2 million metric tons compared to a forecast of 2.2 million metric tons last quarter. Our rest of the world view of 1.4 million metric tons deficit is relatively unchanged. As we said last quarter, China’s exports of fake semis has essentially filled the deficit in the rest of the world. However, these have declined in this quarter. I’ll come back to this in a moment. There are no primary aluminum exports from China and given our view of a progressively tightening market, we expect a global deficit for 2016.

Switching to the alumina market, we’ve also tightened our forecast by about 180,000 metric tons to a global surplus of 2.2 million metric tons. Our expectation for the rest of the world surplus is down 840,000 metric tons from our second quarter view, largely due to an increase in Chinese imports of 700,000 metric tons, as well as delayed expansions in the rest of the world. Chinese swing refining capacity is under pressure to curtail as alumina prices have fallen below $300. We expect to see more Chinese refining curtailments as we move into the fourth quarter. And as you can see, every quarter this year we’ve tightened our view of the surplus and we expect a balanced alumina market for 2016. Global inventories stand at 62 days of consumption, two days lower than a year ago and unchanged since last quarter. This level is almost at the 35-year average of 61 days.

Keep in mind that financiers are holding roughly 20 of the 62 days in the supply, and it’s hedged with LME sales ranging from 3 to 12 months into the future. These forward sales guarantee a future yield, and the only reason the financier would release that metal early to the market is if the physical market was willing to pay a higher premium than the yield on the forward sale. Therefore, this metal is most likely not available to consumers in the short term. Lastly, we saw continued weakness in regional premiums in this quarter. However, with lower all-in metal prices, the attractiveness of exporting fake semis has declined, which we saw reflected in the 21% drop in Chinese semi-exports from the second quarter to the third quarter.

Let me take a moment to sum all that up. The market continues to grow substantially. Inventory days are low or very low if we factor in the financier held days. There’s no outflow of primary metal from China and the export of fake semis has decreased significantly. We believe the surplus in the aluminum market is tightening, and we expect a deficit in 2016. Let me turn it back to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Yes. Thank you, Bill. Very, very good. Let’s start, as usual, with an overview on the end markets that we cater to and that starts here with aerospace. Aerospace, we continue to see an 8% to 9% growth rate for this year, that commercial aircraft growth at 8.3%. Strong demand continues also up to the Paris Air Show. Boeing got a $38 billion in orders and commitments from China. This is the new record, and Airbus got $26.5 billion from IndiGo.

The order book stands at over nine years of production. The fundamentals continue to be strong. 6.7% passenger and 5.5% cargo demand up, and airline profitability is expected to be at $29 billion this year. Just as a comparison, at last year it was at $16.4 billion. This is a really healthy industry. Automotive, North America, we believe it’s going to grow 2% to 4%. Actually, we are narrowing our projection here. In the last quarter, we said 1% to 4%. As we see the year go by, we think that’s going to be 2% to 4%. Actually, you can see it from the sales in the US up 5.1% year to date, light trucks dominating this with a penetration rate now of 58% — 58.3% to be precise, for all the sales in there.

And there continues to be pent-up demand. That’s another good story here. The average vehicle age has actually gone up a little bit. It’s now 11.5 years, whereas was previous one of 11.4. The long-term average in the US is 10 years, so that’s where we see the pent-up demand. Production actually is also up 2.8% year to date. Inventories are down with 59 days, 5 days year over year decrease. Roughly 60 to 65 days is the average, so it’s at the lower end. Incentives are up 5.7%. This is very strongly driven by the passenger cars, because the light trucks are really stealing their thunder a bit here in the US.

Then on the automotive Europe side, we believe that we’re seeing a growth between 1% to 3%. This is also the projection kind of up a little bit because before we saw also the chance that it would actually decrease by 1% and go up to 3%. We’re narrowing this down to the upper end. Production is up 2.1%. Registrations are up 8.6%, and exports 3%. All good developments there.

China looks a little different. There we actually take it down a bit. We actually believed earlier that it could grow 5% to 8%. We are now seeing it more in the 1% to 2% range. Production is slowing down. Year to date, plus 1.3%. And if you look at year over year, you see a minus 7.8%. Sales up 1.5% year to date and a minus 2.1% if you do a year-over-year. Obviously, you also see a little bit of a softening on the consumer confidence. So, much about automotive.

Let’s move to the next segment, heavy duty truck and trailer. North America, we continue to believe that we will see this year at 9% to 11% growth. This is pretty much no change from what we saw before. Production, however, we see as peaking at a plus 15.8% year to date, and we expect as a forecast that we will see production come down in the fourth quarter by 8.8% compared to the third quarter. This is very strongly driven by the decreasing orders. 10.9% year to date after this really record fourth

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quarter of last year. So, diminishing order book obviously stems from that, but it’s still pretty strong. 20.3% year on year, but down if you compare it to the end of 2014 by 15%. So the fundamentals are really good. 1.7% freight ton miles up and 9% fleet profitability up.

Talking about Europe, heavy trucks and trailer. We’re actually take our number up. We said last quarter it’s probably going to be between minus 2% and 0%. We now believe it’s rather going to be a plus 1% to plus 3%. Production is up in Western Europe by plus 1% and in August, we see a year-to-date number of 5.2% up. Improving conditions in Western Europe, orders are up by 10.4% year to date and registrations are up 20.7%.

On China, last but not least on heavy duty truck and trailer. There is this abnormality that we’ve talked about because of the regulatory change that led to this enormous demand in the end of 2014. The numbers are partially artificially coming down, but we’re taking them even further down. We actually believe this minus 14%, minus 16%, we now see as minus 22% to minus 24%. Production is now down 32% year to date. But we also believe that this is going to normalize going forward.

So, then the next segment is packaging. Really, no change on packaging. North America, we see minus 1% to minus 2%. This is the historic carbonated soft drinks down and beer segment is partially offsetting it up. EU 1% to 2% through the substitution of steel by aluminum, and in China we see 8% to 12% penetrating more aluminum cans in the beer segment.

Next segment is building and construction. In North America, we see a growing 4% to 5%. No change from our previous view. Nonresidential contracts awarded are up 12.1%. The architecture building index is kind of mixed this year. We had five positive months, three negative months. Case-Shiller Home Price Index, plus 4.7%. In Europe, we see a minus 2% to minus 3%, so the weakness continues. In China, we take it a little bit down, we believe it’s going to grow 6% to 8%. We now see it more growing in between 4% to 6%.

The last segment here is industrial gas turbines. Very good story actually. Up from 1% — we see the growth this year up from what we thought was 1% to 3%. We now believe it is rather going to be in the 3% to 4% range. Because we are seeing the market moving more toward higher value products and new efficiency turbines with advanced technology. And the interesting thing is the market is really split between the 60 hertz market stronger US oriented where we see a 19.7% year-to-date growth, strong demand also of spares and component upgrades of existing turbines. The 50 hertz market in Europe is still very soft, basically due to policy decisions on subsidizing renewables.

So, so much about the end market, so let’s now talk about Alcoa. Just last week, we announced that we are completing our transformation by creating two industry leaders. We create what we call the value-add company, a provider of high performance, multi-material solutions, and an upstream company leading and built for success throughout the cycle. Both as we believe are top-tier investment choices. So let me provide you also with some more information on what needs to be done to complete this separation. On the timing, the target the second half of 2016. And some people have been asking in the meantime, why can’t you not do this right away, or why did you announce it now and it takes about a year to do it? Frankly, there’s a lot that needs to be done in these separations. We looked at benchmarks and studied this quite essentially before we announced it. It typically takes 9 to 18 months in separations of this magnitude. On top of it, you need to inform people because you need to also broaden the team, bring more team people in, and you need to talk to some authorities like the tax authorities because you want to try to minimize things like tax leakage, just to give you a couple of points around this for those that are not so familiar with these things.

Turning to closing conditions, final approval by the Board, as well as an opinion of counsel on the tax-free nature of the transaction, which we aspire to do whether it’s Form 10 filing to the US SEC. We are targeting prudent capital structures on the value-add side. Investment-grade, we actually believe that the Alcoa debt we intend to have this remain with the value-add company. The upstream company, we are targeting a strong non-investment grade. And also, it’s pretty clear that you should expect customary one-time charges.

Right, so we are launching these two strong companies. And just for you to get a better feel for what are these companies all about, the value-add company is really a lightweight multi-material innovation powerhouse. It is positioned to grow in growth markets, aerospace, automotive, transportation, building and construction. We have expanded and will continue to expand in the multi-materials field with technology and expertise. This company is an innovation leader in many fields. It’s successfully continuing to shift to higher value add and it has robust margin and investment opportunities above the cost of capital.

On the upstream company, the upstream company is really a globally competitive upstream business. It caters into a market that has a really robust demand growth that one should keep in mind. It is very different from many, many other commodities. Aluminum demand is going to grow 6.5% this year worldwide, 9.3% in China. We believe that this decade is a decade where demand is doubling and everything that we see so far is actually ahead of this number, right. It has an attractive portfolio, the upstream company. The attractive portfolio of being the largest low-cost bauxite miner at the 19th percentile. The largest, most attractive alumina portfolio in the first quartile. Substantial energy assets that you can flexibly use. Optimized smelting capacity in the second quartile, and 17 casthouses that are very capable to do value-add products and turn those into value. Last but not least, the upstream is committed to disciplined capital allocation and prudent return on capital to the shareholders.

So let’s talk a little bit on what is in the value-add company as I guess you all are digesting this. It’s basically our GRP, our rolling business, our EPS business, and our transportation and construction solutions business. Those are the businesses that are in there. And then you see which subsegments you have in there. Let me point you

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to one thing that you might not be aware of yet. We announced today that we are forming two new businesses inside of our global rolling business. One here is around the Micromill products and services. And I’ll talk a little bit more about it, because we have been accelerating the commercialization of this and we feel it’s about time to turn this into a real business unit, and that’s — I’m very, very much interested in getting this thing going.

And then the other one is also great story of growth. We’ve grown our aerospace and automotive segments so much that we now decided that it’s time to separate the commercial transportation and industrial goods and the brazing out of it so that they can — they are big enough to stand on their own and at the same time, we can also in this segment grow much stronger. The interesting thing is this will be basically headquartered in Europe because the markets in commercial transportation are much, much more non-US.

So much about this, so let me also provide you some insight on this. We have really built in the last years a very nice value-add business, organically as well as inorganically. Just in this quarter, we closed the acquisition of RTI on July 23. When we announced the acquisition, you see that we showed you the left side of this slide because one of the main reasons for this acquisition was to complement our position in the titanium value-add chain with the very strong position that RTI has in it. This is what you see there.

We can tell you that the most important thing is that we make it happen with our customers. The customers reap the benefit. There’s nothing better than to see it and realize it’s happening. This is the first quarter where we have RTI under our wings, literally spoken, and we get the $1.1 billion contract from Lockheed Martin for the 100% of the titanium build product that are going into the Joint Strike Fighter. In addition to that, we already have and are providing substantial value-add into the Joint Strike Fighter with aluminum and titanium coming through forging so the aircraft body parts, some of those that you see here like the bulkheads and spars that you see here in this picture. Some of the titanium milled products will then go further through the value-add structure inside of our shops and will get forged or cast. We are also very strong when it comes to the Joint Strike Fighter jet engine parts that we go into there that — also the acquisition of Firth Rixson, obviously is a big plus here.

So RTI, just to remind you of the financial benefits and what we set as targets and continue to confirm here. We believe by 2019, we will grow this business into a $1.2 billion revenue business and have 25% of EBITDA margin, and then synergies of around $100 million, 30% coming in the second year and by the second year, and 100% coming by the fourth year. Interestingly, you will also see that in our numbers because this will be, or is a standalone business unit inside of Alcoa other than with Firth Rixson, who got fully integrated in two business units. Okay.

Let me also talk about — continue to talk about aerospace and another contract that we just this week announced on Airbus fasteners. Those of you who are not so familiar with aerospace or with us might wonder what’s so exciting about aerospace fasteners. So we decided to give you a little bit more of insight in this. We are a leader when it comes to aerospace — global aerospace fasteners systems. When you look at the new aircraft platforms, they are all shooting for the same. That’s what their customers want, the airlines. They want efficiency, fuel efficiency. How do they get it? They get it through aerodynamic improvement, rate reduction, fuel reduction, maintenance reduction, and assembly reduction. This is what everybody is trying to do. The fasteners play and help in this game.

We have a huge portfolio of fasteners. We have the broad application fasteners, and you see four examples of those that are also present here in the Airbuses that fly around. We also have a very specifically designed product custom solutions. So here, for instance, the custom panel fastener that goes into the decompression panel. What does that fastener do? Number one, the thing that people like and Airbus likes is it’s going to save weight. It’s going to save instantly 20 pounds of weight for the A320 where this is on.

What is the functionality of this thing? What does this fastener does in case you have a sudden drop of air pressure, this sits in the luggage compartment. In case you have a sudden drop of air pressure in the cabin, be it in the luggage compartment or be it in the passenger compartment, this thing automatically pops open and allows for pressure — automatic decompression. Obviously, I hope you will never be exposed to this, but if you ever were, you would wish those fasteners would be on every plane.

The other thing here is what we call the VTP junction bolt. VTP stands for vertical tail plane. What does that thing do? It saves you weight. It’s on the A350, 165 pounds of weight, and what does this VTP junction bolt do? 20 of those actually are used to connect the back part, the full tail section with the main front end of the fuselage. They hold those two pieces together. Obviously, I don’t have to — you have to imagine that this is a highly critical function and has to work flawlessly. So really high tech.

Let’s talk about automotive, also. Automotive growth really allows us to shift the rolling business to higher value. We have two expansions here in the US. One is Davenport. It’s fully operational. It’s fully ramped up and it’s operating at capacity. Tennessee, we did an expansion in Tennessee and we were able to get it done and pull it forward so that we could start shipping four months ahead of our own targets and because demand also is very strongly there. Also bear in mind that in Tennessee, the way this was built is it allows us to flex production between packaging as well as automotive, depending on where the market demand is and where our profitability is. If you go at the right-hand side, you also see how the profitability growth is from automotive. From automotive, we actually see 2014 to 2015 on the auto sheet side up 60%. And then when you look at auto sheet as well as brazing, 1.4 times up from last year to this year and 2.4 times up to $1.8 billion revenues in 2018.

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Often we get asked the question of, well, is this only built on one customer? Or is that an industry trend? So, let me give you some more background on that. We are catering from these operations to customers like Ford, which you would have expected, as well as General Motors, as well as Chrysler, as well as Tesla, as well as Nissan, as well as Subaru and Honda, just to mention the most important ones.

All right. So when people talk today about automotive, I think they also all talk about the Micromill. The Micromill is hugely disruptive. It is disruptive in three ways: on the materials front, on the process front, as well as on the business model front. So on the material side, this allows us to make material that is 40% more formable, 30% stronger against aluminum, 2 times more formable and 30% lighter against high-strength steel, and has the same type of crash resistance than high-strength steel. The process is revolutionary. What takes us 20 days today, with the Micromill takes 20 minutes. One-quarter of the footprint, 50% less energy. We were able because of all of this, we were able to sign a next-generation collaboration agreement, development agreement with Ford. The good news also and a very strong testament that how strongly Ford believes in this is that Fort has decided to put Micromill material on the Ford F150 pretty much now. And that’s after they’ve tested it a lot and validated it.

Let’s talk about the commercialization, which you see here on the bottom of this slide. A lot of successful customer trials were completed. We have qualification agreements with nine major OEMs in all of the three continents. The letter of intent was signed with Danieli to commercialize this and have a licensing agreement. We have lots of licenses out and then the business model here is basically getting the licensing fees here. And we have the joint development agreement with Ford and this is already making it into the car. For North America, we have decided that we are looking into a full-scale expansion option, but that’s not decided yet. It’s up for evaluation.

Let’s also talk for a second about the upstream business. The upstream business really comprises of the five segments: bauxite mining, alumina refining, energy, aluminum smelting, and casting. We are the world’s largest and lowest-cost bauxite miner, 19th percentile. The Saudi mine is 100% complete. We now have an approval from the government of Western Australia that we can start export trials for bauxite shipments, and it is targeted for early 2016. Largest and first quartile alumina refiner. That’s also what is a really a gem, and you saw it in the numbers this quarter again here in the upstream business. 75% of all external sales today are on API and spot.

The next two businesses in here, energy and casting. The upstream has 1,550 megawatts in there. Most of it hydro power with the optionality to either use it internally or send it to the market. The casthouses, another segment here, we’ve been able to change the way we operate it in such a way that we have been getting incremental margin of $1.3 billion from 2010 to 2014. 70% of the products that leave the casthouse today are value-add products.

Last but not least here on this segment, primary metals. We launched an improvement plan that will get us an improvement of $110 million to $130 million in 2016. We have a proven track record in optimizing this segment. 33% operating capacity is closed, curtailed, or has been divested. $2.1 billion of productivity gains since 2008 to 2014. 8 points down on the cost curve in the last years. We flex the energy assets, and if you want to see what this has done, we provide you a very simple comparison here, down here between 2010 and 2015. If you look at the prices, all in that is, right, the price has been down 7% and then you look at the EBITDA per metric ton, up while the prices have come down, up 10%. That is what we are talking about, and it shows in the bottom line, and it shows in the resilience of these segments and also in the other segments.

What have we done here today? We’ve been busy. We’ve curtailed Sao Luis, closed Pocos, closed Anglesea power stations, secured interruptibility sales from Spain, revised the Intalco power contract, optimized the pot restarts across locations, and the strategic review continues to go on. And how does this improvement program that we’ve launched look like? It has basically those four major levers: operations, procurement, overhead, and value-add volume. And you see what the numbers are that we believe that we will be getting out of this.

Let me sum this up. The transformation is on course. We’re managing the headwinds and portfolio is resilient. We are intensifying in innovation and growth in the value-add side and on the upstream portfolio for making less vulnerable to downswings. And the transformation continues on path to separation. With this, I’d be happy to have a Q&A.

QUESTION AND ANSWER

Operator

(Operator instructions)

Brian Yu, Citi.

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Brian Yu - Citigroup - Analyst

Thanks. Klaus, that was a great overview of the two businesses that you’re separating into. Just along those lines, as I think about this, what do you think that these companies or the two businesses on a standalone basis can accomplish that would be difficult on a combined basis to offset some of the synergies and additional public company costs?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well look, the thing that they can accomplish is that the — let’s start with the value-add businesses. On the value-add business side, you get a feel for the value that is in there when you look at what happen the trading multiples for instance of those type of businesses. You just see the acquisition of PCC is underway by Warren Buffett’s Berkshire Hathaway and he paid for a business that is having $10 billion of revenue whereas 6 of those 10 are having a full overlap with us, $37 billion, right? So you get a feel for the value that’s possible there. And then on the upstream side, I think that the focus on optimizing — continuing to optimize the upstream assets will continue to be the same. But it allows investors to have a choice between those two. That’s the major point here.

We know from conversations with all of you that there are some of you who say, I love the upstream business, I love how you’re managing it, I love how you’re making it more resilient, and I don’t understand the value-add business. It might be exciting but not for me. And we have other investors and some of them have not invested in us that have said, hey, we love what you are doing in these really cool growth businesses and how you’re using technology to grow in there but we are really concerned about the upstream volatility because we don’t understand. We really don’t understand what’s going on in the commodity market and we have no way to cope with this. That’s a big, big plus in my view, Brian.

Brian Yu - Citigroup - Analyst

Okay. Thanks. And the second question. On the Micromill, can you talk about the volume contributions that you would expect for next year and will this be sufficient to offset some of the R&D costs so that the Micromill business with the expansion as well as existing ramp-up that that becomes profit neutral or perhaps it starts to contribute to the GRP business?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Brian, there a lot of variables in there and on top of it, I think we want to stick to not providing specific guidance on a business unit level. But you are absolutely right to point out one thing that I would like to emphasize. This is still doing some development while we already have commercial revenues. The revenues that we’re getting today we are getting out of our pilot mill in San Antonio, which is the one that we developed this on. That’s very rare that you see this. Very often you actually have to develop a [unintelligible] then you have to build a new one and it takes another few years until you get the revenues. This is what I think is worth noting. On top of it, Ford has been so convinced to put it on their crown jewel, the F150, the biggest selling car for the last 33 years here in the US, which actually gives you an indication of how good the material is for them to go this step with something that is so new.

Brian Yu - Citigroup - Analyst

Okay. Thank you.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

On top of that, we have nine others that are going to the qualification process and many of those not in the US. That’s another good point here. Thank you, Brian. Thank you. Let’s have the next question.

Operator

David Gagliano, BMO.

David Gagliano - BMO Capital Markets - Analyst

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Great. Thanks for taking the question. I wanted to just focus in a little bit on the downstream results in the third quarter first of all. And I was wondering if you could give us a little more color. I think in total the ATOI was down 6% year over year. Some of that may be explainable by the $16 million number whereas the guidance as of Q2 is up 5% to 10% year over year. So I’m trying to figure out what changed versus the Q2 guidance.

William Oplinger - Alcoa Inc. - EVP & CFO

Dave, there’s really a couple of things going on within the EPS results. The first is just as it was with Firth Rixson in the first quarter when you buy a company, you have significant purchase accounting adjustments that run through the financials in that first quarter. So we had negative impact of $16 million in associated with RTI. And just to elaborate a little bit more on that, when you buy a company, you step up the inventory to market value. That first turn of inventory, you don’t get any margin on. And so that’s what’s negatively impacting EPS. The second big issue in EPS is currency. And as you probably know, a stronger US dollar really significantly hurts the plants that are overseas and so that has had a negative impact on the EPS segment in the third quarter.

David Gagliano - BMO Capital Markets - Analyst

Okay. That’s helpful on the EPS side. I was actually doing it broader from just all three of the segments. Even when I add that $16 million in, those three segments were down about 1% year over year whereas the guidance was up 5% to 10%. So as a whole, is it all currency or is there something else going on?

William Oplinger - Alcoa Inc. - EVP & CFO

Yes. So let’s go — you almost have to go one by one, Dave. In TCS, they also have a negative impact from currency. You have got a big exposure in Europe with our truck wheels business in Europe. Also an exposure in Latin America in extrusions business. They had great productivity that offset some of the other cost increases, and then as I discussed in my section, GRP had a number of things going on, negative currency impact also but the auto volumes were very, very strong and very, very good productivity offsetting much of some of the cost increases and then we did have some growth spending on a couple of projects. First of all, largely the Micromill project and then also we are spending some money on increasing throughput projects on the GRP side. So that’s really what was going on in the mid and the downstream.

David Gagliano - BMO Capital Markets - Analyst

Okay. And then a quick follow up. Another numbers question, really quickly on the metal lag number. With a $48 million negative this quarter, we had a $39 million negative in the second quarter. I would have thought that would’ve start to reverse and should we be thinking about that reversing in the next quarter, for example?

William Oplinger - Alcoa Inc. - EVP & CFO

Well, it will reverse depending on what metal prices do. It’s always best and in our reconciliation, we have shown you both of the metal lag impact and the impact from LIFO. And largely those two offset. On any given quarter, they might be somewhat different but if metal prices were to go up just to be clear, you would get a metal lag benefit but you would also get a little bit of a negative coming out of LIFO.

David Gagliano - BMO Capital Markets - Analyst

All right. Thanks very much. That’s helpful.

William Oplinger - Alcoa Inc. - EVP & CFO

Sure.

Operator

Paul Massoud, Stifel.

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Paul Massoud - Stifel Nicolaus - Analyst

Thanks for taking my questions. First on the downstream side, the $1.1 billion contract that you signed with Lockheed Martin. I believe you said all of that was a result of the RTI acquisition and the capabilities you got there. So I kind of wanted to get a sense of margins. I think when RTI was purchased, EBITDA margins were somewhere in the mid-teens percent range, 15% or so. I appreciate you pushing for 25% by 2019, but at least in the beginning part of this contract should we assume something a little closer to legacy RTI margins on the early part of the contract?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Paul, we’re not going to comment on the contract — margins on contracts. What I’ve said — I’m really pleased that — look 23rd of July was the closing date. And here we are, eight weeks later and we have a $1.1 billion contract for the Joint Strike Fighter. And the interesting thing is, the Joint Strike Fighter, Alcoa has already has a big share in it when it comes to the same fabricating part on the aluminum side for instance, forgers as well as on the jet engine side. So you see that we are catering now with this integrated capability to the customer and that’s a very unique position where we can bring our joint knowledge in aerospace and say this is the most advanced piece of flying equipment that exists on this planet. I think this is also a tribute to showing that there’s trust in our capabilities there. Otherwise, this wouldn’t happen.

Paul Massoud - Stifel Nicolaus - Analyst

Thanks. Maybe just one other question on the downstream. For the strategic review that you’re planning to finish by the end of the first quarter, excuse me, the upstream review, could you just remind us of the volumes that are still under review for both smelting and refining capacity? And then also just given where market conditions are right now assuming that aluminum prices stay at these levels, is it possible to see that review expand?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well, on the second one, you know us well. We always look at where market conditions are and never sit still. So, depending on where it goes, we will respond to this. At the same time, you’ve heard Bill in a very clear way talking about what we believe we are seeing in the market, and I think that was a very, very good analysis. Where we are seeing that the market is most likely going into a deficit next year at a time when the warehouse stocks are relatively low, particularly when you look at the enormous amounts of and 20 days of financial investors sitting in there. So, a lot point to this. On the review side, if I remember this correctly, 500,000 tons — (multiple speakers)

William Oplinger - Alcoa Inc. - EVP & CFO

2.8 million metric tons on the refining side, of which we’ve already taken action on the aluminum side. On the smelting side, about one-third of that, and roughly half of that on the refining side with the Suralco curtailment.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

But don’t just read into it that this means that it’s all closures. The very fact that we have been able to renegotiate our power contract (multiple speakers) with Intalco is a major part of it. It’s all about looking at, how can we make certain things competitive? And that’s a big win. We’re not in the business of closing things. We’re in the business of running it for profit. That’s what we do, and I think at the very fact that we are able also to get those types of contract renegotiations is one of our core strengths and will continue to be.

Paul Massoud - Stifel Nicolaus - Analyst

Thanks.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Thank you, Paul.

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Operator

Timna Tanners, Bank of America Merrill Lynch.

Timna Tanners - BofA Merrill Lynch - Analyst

Hello, good afternoon.

William Oplinger - Alcoa Inc. - EVP & CFO

Hi, Timna.

Timna Tanners - BofA Merrill Lynch - Analyst

I apologize in advance if I sound a little dense, but there are some answers that I just wanted to clarify that you’ve gone through in some of the other questions. So, just to start on the comments you just made on the upstream side. I was a little confused on the one hand I know that there’s a review and since the timing of the review prices have worsened on the LME, however if you’re believing a more tighter market is around the corner, would that make you less inclined to close capacities? How do I think about that?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well, we always look at the — when we — one part of the review is that we look at the total package by site and each site has it specificities. There are some sites, for instance, that have take or pay power agreements. There are some sites where the closure costs are enormously high. And there are some sites which are really difficult to, once you ramp them down, to ramp them up again. All of this goes into our evaluation and what we do, including also this point that I just pointed out to Paul, where we sometimes see is there an opportunity because we know the power supplier, to sit down with a power supplier and say, look, we are in dire situation here, and your costs are relatively low on the power. Maybe we have a better way how to have a power-sharing agreement. Very often this ends in having an index power price where we say, let’s index it to the metals price so that we can then in good times you make more and in bad times you give us more competitiveness, and we both win.

Those are things that, Timna, from that end this is how we’ve really done it basically since the crisis. Nothing has changed on that. And it doesn’t always mean a full closure. It also means simple things like we are not relining. We are just not relining the plant, which also brings the capacity down. It’s a very cost effective way.

Timna Tanners - BofA Merrill Lynch - Analyst

Okay. All right. That’s helpful. And then the other question I wanted to clarify is I think just generically, we get this question from investors a lot, is the concern over a slowing aerospace market. I know you’ve been adamant that you’re confident in the aerospace outlook, but I think when people look at the results in the formerly known as EPS segment and don’t see the growth that they were expecting, it does beg the question of if the market isn’t what was expected. Is there a way that you can talk to that? And I know that you didn’t back out a lot of the start-up costs and the purchase accounting costs, but is there a way that we can try to understand the underlying growth that would have shown up in your business if it weren’t for those items?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Yes. Why are you not saying the aero — they are you not seeing the aero growth? When you look at aero revenues in the downstream segment, they are up 39% year over year. Part of this it is organic and part of it is acquisitions. Timna, we provided in the last quarter, I spent a lot of time because this was a question that we got a lot on what do we see in the aerospace market, and we really put a lot of research into it and just to give you a few of those factoids and you see the charts on that in my presentation for the last quarter. Emerging Asia adds 100 million new passengers each year. The combined experts is that you will see a 5% compound average growth in travel demand in the next 20 years. That’s one thing.

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Secondly is the aircraft retirement of 600 aircraft per annum between 2015 and 2024. The third thing is one thing that I mentioned here also is the lower operating costs of the next-generation aircraft. Typically they give you a 20% fuel efficiency improvement and a 30% lower maintenance cost. And then on top of it, you have a nine- year order backlog. And you have a more diversified customer base today. There was many, many different airlines, so and we have shown that we continue to believe that this market is basically want to grow pretty substantially until 2019 and on average we provide an out through 2024 growth between 3% to 5% on average.

Timna Tanners - BofA Merrill Lynch - Analyst

I understand that aerospace growth. I think the question is whether or not Alcoa’s earnings are growing with the aerospace story and if there’s anything onerous happening in the margins for your businesses. Is their greater competition, titanium prices under pressure, that kind of thing but I understand the aerospace demand.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

What’s happening, I think, Bill, there are some things in this quarter, Timna. You are right and the two big factors on that end that are in there is this RTI acquisition quarter cost and then the second thing is the currency side which the interesting thing now as we are starting to think also externally about those two companies, most people probably don’t understand yet that the currency, a strong dollar is very, very good for the upstream business but really bad for the value-add business, which is kind of when you think about it is what’s expected. And that’s one thing that has been happening here and putting some more pressure on the value-add type.

William Oplinger - Alcoa Inc. - EVP & CFO

And you can see it very clearly in both sets of results.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Yes, exactly. Moving up the upstream side and moving down the value-add side.

Timna Tanners - BofA Merrill Lynch - Analyst

Okay. All right. Thanks.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Thank you. Thank you.

Operator

Josh Sullivan, Sterne CRT.

Josh Sullivan - Sterne CRT - Analyst

Good afternoon. Just some questions on free cash flow. You kept your $500 million target for the year but I believe you’re running at about negative $60 million through nine months. What happens in the fourth quarter to bring in the difference there? And then if you could just provide a little color between the cash flow for the value-added businesses versus the upstream businesses in this quarter, it might help us just scope those two different businesses.

William Oplinger - Alcoa Inc. - EVP & CFO

Yes. Very good question, Josh. And as you said, year to date, we are flat to down about $60 million. We are continuing to target the $500 million. If you go back in history and look at the fourth quarter cash generation that we had year in and year out, we generally generate a lot of cash in the fourth quarter. So that’s why we’re

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sticking to the target. As I said in my prepared remarks, clearly more difficult this year with the metal price where it’s at but we’re committed to doing that and we have a number of levers to be able to make it happen. What do we do each year? We try to take down inventories.

Every year, we typically are able to take down inventories lower than the prior year before that. We accelerate receivables, collections, things like that. While it’s going to be a tough stretch, we continue to target that $500 million. When we look at cash generation of the two businesses over the year, you really have to look at the fact that we’ve been investing heavily in the mid and the downstream businesses. So we’ve done the LaPorte expansion. We’ve done the Tennessee expansion, the Davenport expansion, and that has taken a lot of the cash flow that would normally be generated out of the mid and the downstream and conversely we’ve not been investing significantly in the upstream business and so year to date, very similar levels of cash generation between the two companies.

Josh Sullivan - Sterne CRT - Analyst

Okay. And then could you just update us on the progress at Firth Rixson and what the EBITDA was this quarter and then maybe related to the last question about 2016, how are you thinking about the cadence as the LEAP engine really engages?

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Well on Firth Rixson, we ultimately refer to that in the last time. What’s different to RTI, the Firth Rixson has been fully integrated into two business segments inside of engineered products and solutions. We already pointed out that we have in the last quarter, we have a path to achieve our 2016 targets. We actually said that we are going to have an EBITDA target of $350 million in 2016 revenues of $1.6 billion. Starting from basically 16.8% EBITDA in the second quarter 2015 and then EBITDA of $168 million. And here is what we are doing as we speak. The one big lever is around productivity and synergies, so we’re lifting those. The one thing is the standalone incremental productivity that we’re getting out of there and then on top of that the synergies, and we are at this point in time very roughly around 190%, 200% deployed.

So you know we have just the DIs, the degrees of implementation system which gives us a good view inside of it and gives me some comfort that we are on a good path here. So that’s seeing the productivity and synergies we believe will get us an uplift between $70 million to $80 million, and then the second part is about $100 million to $110 million coming from market and share gains, and we are well on our way here to build out our position. You mentioned the LEAP-X which is one which we are very much working on and we have some growth opportunities also on rings, forging and metals growth in different areas. And particularly as we have seen that we had some negative elements in there coming from the lower growth or decline actually in oil and gas as well as in mining to compensate for it. This is all plan. We are in the process of executing the plan, so this is, Josh, what we are plan, what we are doing.

Josh Sullivan - Sterne CRT - Analyst

Okay. Thank you.

Klaus Kleinfeld - Alcoa Inc. -Chairman & CEO

Thank you.

William Oplinger - Alcoa Inc. - EVP & CFO

Thank you, Josh.

Operator

Jorge Beristain, Deutsche Bank.

Jorge Beristain - Deutsche Bank - Analyst

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Hello, good afternoon. My question is for Bill. On the pension, how should we think about the unfundedness of the pension and given that you’re in the process of rounding off your contributions this year? Is that something that materially lowers your unfunded pension balance or are those payments are simply required so it’s not really going to affect? That’s my first question.

William Oplinger - Alcoa Inc. - EVP & CFO

Yes. The overall underfunded status is about 78% currently, Jorge, and we’re making the minimum payments so they would not significantly reduce the underfunded status.

Jorge Beristain - Deutsche Bank - Analyst

Great. And another question I had was just how should we think about the equity investments that Alcoa owns? From what I understand, Ma’aden was funded by the — at the corporate level but in the event of a split, what’s the thinking in terms of where some of these equity investments would sit? Would they just be allocated amongst the segment levels or would it be completely out of left field for the downstream business to take say Ma’aden with it as an equity investment?

William Oplinger - Alcoa Inc. - EVP & CFO

No. The initial plans currently each sector, each section of the Ma’aden project sits in the results of the particular segment. The refinery and the mine sit in the refining segment. Smelting sits in smelting. The current thinking would be that the upstream portion of the Ma’aden project would go with the upstream company and the rolling mill portion of the Ma’aden project would go with the value-add company.

Jorge Beristain - Deutsche Bank - Analyst

Got it. And just a last question on allocations. How should we think about the corporate overhead and eliminations of Alcoa. This seems to have been one of the also reasons perhaps for the miss a little bit this quarter, sequentially your kind of elimination costs were up about $20 million intercompany. Could you just talk about what those are and if you guys have any control of those to bring those down as a way to I guess in other words improve your EBITDA?

William Oplinger - Alcoa Inc. - EVP & CFO

Right. So if you go through the reconciliation, first of all, we’ve now provided two reconciliations of segment results to the absolute net income. We’ve done it both on a pre-special items level and a post-special items level. I think Nahla will spend a good deal of time with most everyone on the call individually, but if you look at page 53 of our deck, it provides that reconciliation, Jorge. And if you don’t mind, I’ll take a moment to talk through it. Metal lag and LIFO generally tend to offset. You can see interest expense; interest expense for us is very predictable.

Noncontrolling interest, you know we just have one major noncontrolling interest now. And that’s the AWAC entity. Corporate expenses are fairly predictable. Restructuring and other charges are going to be dependent on what restructuring gets done, and then there’s the other category and the other category can vary a little bit from time to time but essentially it’s a couple of major items and that’s the pension for retirees that are not in a particular business and also a true up for taxes. Nahla can walk you through all of that but we’re trying to provide much more clarity around it in the reconciliations.

Jorge Beristain - Deutsche Bank - Analyst

Extremely helpful and sorry I did miss going to page 53.

William Oplinger - Alcoa Inc. - EVP & CFO

I apologize. I just gave you the actual number because it is a long deck.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

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It is a very long deck. Jorge, thank you.

Operator

And that is all the time we have for questions. l will now turn the call back to Klaus Kleinfeld.

Klaus Kleinfeld - Alcoa Inc. - Chairman & CEO

Okay. First of all, thank you very much for listening. Obviously, there was a lot to digest in this quarter. A very volatile world that we are in. Currency swings, interest rate speculations, pricing uncertainties in China, emerging countries, commodity prices decline, all of this affects all of us. Against the backdrop, we have seen very resilient results. I think it’s a testament of our transformation the Company is today much stronger. We cannot control the outside factors but we are laser focused on what we can control. I believe our resilience shows our course is the right one and we will give you more updates on the separation as we go. Thank you very much. That concludes this call. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

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